Exhibit 10.28

June 17, 2010

Mr. Curt Byers

Vice President, Secondary Marketing Manager

HomeStreet Bank

601 Union Street, Suite 2000

Seattle, WA 98101

RE:	Master Agreement #: MA10042083
Master Commitment #: M10042083
Seller/Servicer #: 727808

Dear Mr. Byers:

Enclosed is one original Master Agreement and Master Commitment together with any applicable attachments.

In order to accept and confirm the terms of Freddie Mac’s offer, you must sign the original Master Agreement signature page in the space provided and then fax or email that page by July 9, 2010 to:

Freddie Mac

Attention: Ms. Cynthia Knox, Contracting Specialist

Fax: 571-382-4800

Email: contracting_department@freddiemac.com

If the Master Agreement signature page is not executed and returned by the date specified, then Freddie Mac’s offer contained in the Master Agreement, at Freddie Mac’s option, will be null and void.

If you have any questions, please contact your Account Manager, Ms. Jennifer Kennelly at (206) 420-7134 or your Deal & Contract Manager, Ms. Linda Stone at (213) 337-4265.

Sincerely,

/s/ Paul Mullings
Paul Mullings
Senior Vice President
Single Family Sourcing

Enclosures

CK/727808_MAMC10042083_HomeStreet Bank/LJSE-84NNFH/JK

MASTER AGREEMENT

This Master Agreement #MA10042083 (this “Agreement”) dated as of June 17, 2010, (the “Agreement Date”) is made by and between Freddie Mac and HomeStreet Bank, Seller/Servicer #727808 (“Seller”).

This Master Agreement incorporates the provisions of the Freddie Mac Single-Family Seller/Servicer Guide (the “Guide”), and supplements the Guide.

Unless otherwise specified, the terms and conditions described in this Agreement shall apply to Mortgages sold by Seller under a Master Commitment that incorporates this Agreement by reference. This Agreement does not entitle Seller to sell or obligate Freddie Mac to purchase Mortgages unless they have entered into a Master Commitment incorporating the terms of this Agreement.

Master Agreement Amount: $200 million

Effective Date for Delivery: June 22, 2010

Required Delivery Date: May 31, 2011

Overpurchase Tolerance: 10 percent

Discretionary Provisions:

During the term of this Agreement. Freddie Mac reserves the right to amend, supplement, revise or terminate, in whole or in part, any of the Discretionary Provisions identified on Exhibit 26 to the Guide.

All Terms of This Master Agreement Are Discretionary Provisions:

Notwithstanding any other provision to the contrary in this Master Agreement, the Guide or any other Purchase Documents, effective for Mortgages with Settlement Dates on and after June 22, 2010, Freddie Mac has the right to amend, supplement, revise or terminate any and all provisions of this Agreement, in whole or in part, immediately upon notice to Seller at any time during the remaining term of this Master Agreement. In particular, but without limiting the foregoing, all provisions of this Master Agreement or any other Purchase Document that obligate Freddie Mac to provide Seller with 90 days’ (or any other number of days) prior written notice before modifying or terminating the provision are superceded by this paragraph.

HomeStreet Bank

Master Agreement # MA10042083

Page 1 — 6/17/2010

Special Underwriting Provisions:

Following is a table that identifies the waivers allowed to the Single-Family Seller/Servicer Guide (“the Guide”). Complete terms and conditions regarding these waivers may be found on the Attachment and page referenced under the “Contract Reference” column. The waivers relate to the Sections of the Guide, which are listed in the “Guide Reference” column.

ALL MORTGAGE TYPES — ATTACHMENT 1

Key Word	Waiver Title	Contract Reference	Guide Reference
Custodial Provisions	Early Remittance for Mortgages Paid in Full	Page 1, #1	78.14
Documentation	Special Exceptions for Living Trust Borrowers	Page 1, #2	22.l0(a), 22.10

HomeStreet Bank

Master Agreement # MA 10042083

Page 2 — 6/17/2010

Additional Provisions:

Following is a table identifying additional variances to provisions of the Guide or, if applicable, limitations on products or programs otherwise eligible under the Purchase Documents. Generally, the provisions included in this Attachment will concern topics such as legal documentation, third-party originators, quality control, delivery or servicing of Mortgages sold under this Agreement. Complete terms and conditions regarding these provisions may be found on the Attachment and page referenced under the “Contract Reference” column. The waivers relate to the Sections of the Guide, which are listed in the “Guide Reference” column.

Key Word	Additional Provision Title	Contract Reference	Guide Reference
Additional Provisions	Changes to Delivery Fee Terms	Page 1, #1, Attachment 3	N/A
Additional Provisions	Special Requirements for Purchase of DU Mortgages/Collateral Documentation	Page 1, #2, Attachment 3	None

HomeStreet Bank

Master Agreement # MA10042083

Page 3 — 6/17/2010

Seller’s Execution of Master Commitments and Amendments:

From time to time, Freddie Mac and Seller may negotiate Master Commitments incorporating the terms of this Master Agreement and/or amendments to this Master Agreement. Freddie Mac will not require that such Master Commitments or amendments be executed and returned by Seller. Seller’s delivery of Mortgages shall be deemed Seller’s acceptance of all terms and conditions contained in such Master Commitments and/or amendments, including, but not limited to, terms which impose any fee or require a credit enhancement related to the delivery of such Mortgages. The provisions of this paragraph shall apply also to any amendments to Master Commitments.

IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their respective authorized representatives as of the date set forth above.

FREDDIE MAC		HOMESTREET BANK

/s/ Paul Mullings	By:	/s/ Curt Byers
Paul Mullings	Name:	Curt Byers
Senior Vice President	Title:	Vice President
Single Family Sourcing

Reference

CK/727808_MAMC10042083_HomeStreet Bank/LJSE-84NNPH/JK

HomeStreet Bank

Master Agreement # MA10042083

Page 4 — 6/17/2010

ATTACHMENT 1

SPECIAL UNDERWRITING PROVISIONS

ALL MORTGAGE TYPES

1.	Early Remittance for Mortgages Paid in Full

Although Seller’s financial institution no longer qualifies as an Eligible Depository as described in Guide Chapter 77, Freddie Mac will permit Seller, as Servicer, to continue to maintain Custodial Accounts, subject to the following:

Notwithstanding the due dates specified in the Guide, with respect to all Mortgages serviced for Freddie Mac, for Mortgages that are paid in full, Seller must report, deposit into the Custodial Account, and remit all funds due to us using our automated cash remittance system by 9:00 pm Eastern Time on the Business Day following the date that the Mortgage is paid in full. The terms of Section 78.46 of the Guide shall apply should such funds not be made available to Freddie Mac on such Business Day.

In the event that the Servicer transfers the servicing of the Mortgages, the Transferee will not be subject to the reporting and remittance requirements above and will be required to comply with the reporting and remittance requirements in the Guide.

Freddie Mac reserves the right to amend, supplement, revise or terminate any or all of the provisions of this paragraph, in whole or in part, upon written notice to Seller during the term of this Master Agreement.

2.	Special Exceptions for Living Trust Borrowers

Mortgages with respect to which the Borrower is a living trust and:

•	the Mortgage is secured by an Investment Property; and/or

•

the loan applicant is either (i) the trustee on behalf of the living trust, provided the living trust qualifies for the loan, or (ii) the settlor in an individual capacity, or (iii) a beneficiary of the living trust if such beneficiary is also a settlor of the living trust, are eligible for purchase, provided that:

(a)	such Mortgages otherwise comply with all the requirements of the Guide Section 22.10(a); and

(b)	the aggregate unpaid principal balance of such Mortgages which are delivered to Freddie Mac pursuant to this Agreement, must not exceed 20 percent of the aggregate unpaid principal balance of all Mortgages purchased by Freddie Mac under this Agreement.

Special Underwriting Provisions

All Mortgage Types

MA10042083 — Attachment 1

Page 1 — 6/17/2010

ATTACHMENT 2

ADDITIONAL PROVISIONS/RESTRICTIONS

1.	Changes to Delivery Fee Terms

Although (i) other provisions of the Guide, (ii) this Master Agreement, (iii) certain Master Commitments entered into under this Master Agreement, or (iv) this Master Commitment, as applicable, may provide or imply otherwise, Freddie Mac has the right to change:

(a)	the delivery fee provisions set forth in Guide Exhibit 19, Postsettlement Delivery Fees, upon prior written notice; and

(b)	any negotiated delivery fee rates set forth in this Master Commitment or other Master Commitments entered into under this Master Agreement, as applicable, upon prior written notice to Seller, provided that with respect to negotiated delivery fee rate changes, the change is consistent with broad changes implemented by Freddie Mac for all Seller/Servicers with similar negotiated terms.

2.	Special Requirements for Purchase of DU Mortgages/Collateral Documentation

Mortgages underwritten using Fannie Mae’s Desktop Underwriter Automated Scoring System (such system, “DU”, such Mortgages “DU Mortgages”) are eligible for purchase provided that:

(a)	each DU Mortgage must be either:

(i)	a 15-, 20- or 30-year fixed-rate Mortgage; or

(ii)	a 30-year, annually-adjusting, 3/1, 5/1, 7/1 or 10/1 fully amortizing ARM.

Any ARM submitted to DU must be submitted with the correct ARM plan as recommended in the Fannie Mae “Guide to Underwriting with DU” and supplements thereto (collectively, the “DU Guide”);

(b)	the DU Mortgages comply with the maximum LTV/TLTV/HTLTV ratios limitations set forth in Guide Section 23.4, L33, and in the product specific sections of the Guide or Seller’s other Purchase Documents, or in Fannie Mae’s requirements for DU Mortgages, whichever limitations are the most restrictive;

(c)	each DU Mortgage must comply with the following:

(i)	the Indicator Score must be at least 620;

Additional Provisions/Restrictions

MA10042083 — Attachment 2

Page 1 — 6/17/2010

(ii)	the Borrower’s monthly debt payment-to-income ratio must not exceed 55 percent;

(d)	DU Mortgages may be super conforming Mortgages, provided that the original loan amount must not exceed $1 million and that the Mortgages must comply in all respects with the requirements of Guide Chapter L33 and with the requirements of this paragraph, whichever are more restrictive;

(e)	the following DU Mortgages are ineligible for delivery under this special underwriting provision:

•	Seasoned DU Mortgages;

•	DU Mortgages secured by Manufactured Homes;

•

DU Mortgages originated in accordance with a provision that is negotiated with Fannie Mae to be less restrictive than the DU Guide requirements and modifies the DU decision in the DU Findings Report unless such Mortgages are otherwise specifically permitted under a provision in Seller’s Purchase Documents;

•	DU Refi Plus Mortgages;

•

Custom DU Mortgages originated with requirements less restrictive than the DU Guide requirements unless such Mortgages are otherwise specifically permitted under a provision in Seller’s Purchase Documents; and

•

Mortgages secured by second homes or Investment Properties where the Borrower on the second home or Investment Property Mortgage has individual and/or joint ownership of more than four 1-4-unit properties that are financed, including the subject property; provided, however, ownership of commercial or multifamily (five or more units) real estate is not included in this limitation;

(f)	each DU Mortgage must:

(i)	be evaluated using the version of DU that Fannie Mae requires for such Mortgage to be eligible for sale to Fannie Mae;

(ii)	be approved using accurate and complete data;

(iii)	except as described in (iv) below, receive a DU rating of Approve/Eligible; and

Additional Provisions/Restrictions

MA10042083 — Attachment 2

Page 2 — 6/17/2010

(iv)	a Mortgage with a DU rating of ineligible that is an otherwise eligible super conforming Mortgage with a loan amount that is higher than the permanent loan limits established by the Housing and Economic Recovery Act of 2008 (HERA) but complies with the higher temporary loan limits established by the American Reinvestment and Recovery Act of 2009 (ARRA) is eligible for delivery under this provision, provided that the only reason for the ineligible rating is the higher loan amount. When DU is updated to account for Mortgages with the higher loan limits established by ARRA, Mortgages with DU ineligible ratings will no longer be eligible for delivery. Refer to Freddie Mac Single Family Seller/Servicer Guide Bulletin 2009-9, Relief Refinance Mortgage and Super Conforming Mortgages (04/16/09) for more information on these temporary and permanent loan limits;

(g)	Seller must obtain and maintain in the DU Mortgage file the DU Findings Report and any supplements thereto that set forth the DU recommendation and any other conditions;

(h)	each DU Mortgage must meet all applicable Fannie Mae credit requirements. In the event that Fannie Mae revises its credit requirements to be more restrictive, the DU Mortgage must be originated in accordance with the more restrictive credit requirements. Seller may not elect to use a Freddie Mac requirement if a Fannie Mae DU Mortgage requirement is more restrictive;

(i)	each DU Mortgage must have mortgage insurance coverage that complies with the standard required coverage levels set forth in Guide Section 27.1(a);

(j)	except as stated in paragraphs (i), (ii) and (iii) below, each DU Mortgage must be evaluated, processed and documented in accordance with the requirements, whichever are more restrictive, in the DU Findings Report or the most recent DU Guide:

(i)	for DU Mortgages for which the DU Findings Report does not require Seller to verify and/or document the Borrower’s income and/or assets, Seller must document such Mortgages in accordance with the Streamlined Accept Documentation requirements in Guide Section 37.22; provided, however, where DU does not require Seller to verify certain assets stated on the loan application because such stated assets are not needed for closing, Seller is not required to document those stated assets in accordance with the Streamlined Accept Documentation requirements;

(ii)

if the DU Findings Report or the most recent DU Guide requires Seller to establish the value of the Borrower’s current Primary Residence either because such Primary Residence is on the market and the sale will not close before the Mortgage Note Date or because the Borrower is converting such Primary Residence to a second home or Investment

Additional Provisions/Restrictions

MA10042083 — Attachment 2

Page 3 — 6/17/2010

Property, such value must be established and must be evidenced by at least a Form 2055, Exterior-Only Inspection Residential Appraisal Report that meets the requirements of Guide Chapter 44 and a Brokers Price Opinion is not permitted; and

(iii)	if the DU Mortgage is secured by a Condominium Unit, Seller must comply with both Fannie Mae’s and Freddie Mac’s requirements regarding general Condominium Project representations and warranties; provided, however, if there is a conflict between a Fannie Mae and a Freddie Mac requirement, Seller must comply with the more restrictive requirement;

(k)	with respect to each DU Mortgage, Seller will be relieved of any representations and warranties relating to Borrower’s credit reputation and capacity to repay the Mortgage;

(1)	Seller must obtain and maintain in the DU Mortgage file an appraisal or property inspection report that complies with the requirements of the DU Findings Report. DU Mortgages with DU Form 2075 and Property Inspection Waivers (“PIWs”) may not be delivered to Freddie Mac;

(m)	Seller must deliver DU Mortgage to Freddie Mac no later than the earlier of the date permitted under Seller’s Purchase Documents or the date such Mortgage would be eligible for delivery to Fannie Mae;

(n)	unless specifically permitted in the Purchase Documents, MyCommunity Mortgages and DU Flex Mortgages are not eligible for sale under this Special Underwriting Provision;

(o)	notwithstanding any provision to the contrary set forth in the Guide, DU Mortgages will not be assessed CS/LTV delivery fees (also referred to as A-minus fees); however, DU Mortgages will be assessed any other applicable delivery fees described in Guide Exhibit 19 and the Delivery Fee Matrix attached to the Master Commitment under which the DU Mortgages are delivered;

(p)	in connection with the delivery of each DU Mortgage, Seller must enter the special characteristic code 943, indicating DU Mortgage without CS/LTV fee, in one of the special characteristic code fields on the Form 11 or Form 13SF, as applicable; and

(q)	Freddie Mac may amend, supplement, revise or terminate the provisions applicable to DU Mortgages, in whole or in part, upon written notice to Seller during the term of this Master Agreement.

Additional Provisions/Restrictions

MA10042083 — Attachment 2

Page 4 — 6/17/2010

MASTER COMMITMENT

Master Agreement #: MA10042083

Master Commitment #: M10042083	Date Issued: June 17, 2010

This Master Commitment (“Master Commitment”) #M10042083 dated as of June 17, 2010 (“Master Commitment Date”) is by and between Freddie Mac and HomeStreet Bank (“Seller”), Seller/Servicer #727808. This Master Commitment establishes the terms and conditions under which mortgages may be eligible for purchase by Freddie Mac.

The provisions of Master Agreement #MA10042083 shall apply to and be incorporated into this Master Commitment #M10042083.

SELLER INFORMATION

Seller/Servicer Name & Address:	Seller/Servicer Number:
HomeStreet Bank 601 Union Street, Suite 2000 Seattle, WA 98101	727808

Contact Person:	Phone Number:	Fax Number:

Mr. Curt Byers Vice President, Secondary Marketing Manager	(206) 389-7727	(206) 389-6306

TERMS OF MASTER COMMITMENT

Contract Commitment Amount:	Effective Date for Delivery:	Required Delivery Date:
$200 million	June 22, 2010	December 31, 2010

Commitment Type:	Purchase Tolerance:	Delivery Fee Exhibit:
Optional	10% overpurchase	See Guide Exhibit 19 for Related Fees

HomeStreet Bank

Master Commitment # M10042083

Page 1 — 6/17/2010

REQUIRED SPREADS AND BUYUP MAXIMUMS

(Effective for Settlements on or after July 1, 2010)

Product	Required Spread	Maximum Buyup
FIXED-RATE MORTGAGES*	Eligible Mortgages shall be sold pursuant to the terms of Attachment 1, titled “Noncontractual Monthly Required Spreads”
15-year Fixed-Rate Mortgages (Monthly)
20-year Fixed-Rate Mortgages (Monthly)
30-year Fixed-Rate Mortgages (Monthly)

*	Effective for Settlements on or after July 1, 2010: The Buyup Maximums in this table apply to MIDANET conversions only. For Fixed-Rate (including Initial Interest and Balloon/Reset) Mortgages sold under this Master Commitment under the Guarantor and MultiLender Swap Contracts taken out through the Selling System, see the paragraph of this Agreement titled “Provisions relating to Loan-Level Buyup/Buydown”.

HomeStreet Bank

Master Commitment # M10042083

Page 2 — 6/17/2010

Special Programs and Products:

Following is a table that identifies the programs and products for which Seller is eligible under this Agreement. Complete terms and conditions regarding the program/product may be found in the Sections of the Single-Family Seller/Servicer Guide (“the Guide”), which are listed in the “Guide Reference” column or in the Attachment referenced under the “Contract Reference” column.

Key Word	Program/Product Title	Contract Reference	Guide Reference
Additional Provisions	Noncontractual Monthly Required Spreads	Attachment 1	None

Special Pricing Provisions:

Following is a table identifying special provisions concerning the calculation of Required Spreads, delivery fees, buyups/buydowns, remittance programs or other pricing related programs or processes for Mortgages sold under this Agreement. Complete terms and conditions regarding these provisions may be found in the Attachment referenced under the “Contract Reference” column.

Key Word	Special Pricing Provision Title	Contract Reference	Guide Reference
Additional Provisions	Provisions Relating to Loan-Level Buyup/Buydown	Page 1, #1, Attachment 2	ll.ll(d), Exhibit 19

HomeStreet Bank

Master Agreement # MA10042083

Page 3 — 6/17/2010

ATTACHMENT 1

Noncontractual Monthly Required Spreads

(Effective for Settlements on or after July 1, 2010)

Seller and Freddie Mac have agreed upon the following with respect to the determination of Required Spreads for fixed-rate Mortgages beginning with settlements in the month of July, 2010.

(a)	“Eligible Mortgages” are defined as 15-, 20- and 30-year fixed-rate Mortgages.

(b)	(i)	The Pricing Day is the day of the month on which Freddie Mac establishes Required Spreads. The Pricing Day will be the 6th Business Day of each month.

(A)	By no later than 10:00 am Eastern time on the Pricing Day, Freddie Mac shall establish the monthly Required Spread(s) for Eligible Mortgages; and

(B)	By no later than 5:00 pm Eastern time on the Pricing Day, Freddie Mac shall notify Seller by telephone, facsimile or email of the monthly Required Spread(s).

(ii)	The Required Spread(s) determined above will be effective for Settlements occurring in the calendar month immediately following the month in which the Pricing Day occurs.

(c)	If this Master Commitment is executed on or after the Pricing Day, then within one Business Day of Seller providing Freddie Mac with an executed copy of the Master Commitment, Freddie Mac shall establish the monthly Required Spread for Eligible Mortgages sold during the first month of the Master Commitment and shall so notify Seller. In all such cases, Required Spreads for Mortgages sold to Freddie Mac in subsequent months shall be determined in accordance with paragraph (b) above.

(d)	Seller may only enter into such Conversions after Seller has received notification of the monthly Required Spreads in accordance with paragraph (b) or (c) above, as applicable.

(e)	When Seller enters into a Conversion, Seller must state the Settlement Date.

Special Programs and Products

Noncontractual Monthly Required Spreads

M10042083 — Attachment 1

Page 1 — 6/17/2010

ATTACHMENT 2

Provisions Relating to Loan-Level Buyup/Buydown

(a)	Loan-level Buyup/Buydown. For fixed-rate (including Balloon/Reset) Mortgages sold under this Master Commitment under the Guarantor and MultiLender Swap Programs through the Freddie Mac Selling System (Selling System) only, Seller has elected the Loan-level buyup and buydown option as described in this paragraph.

(i)	Seller’s election will apply to all Mortgages allocated to fixed-rate Guarantor and MultiLender Swap contracts taken out in the Selling System under this Master Commitment.

(ii)	When taking out a fixed-rate Guarantor Contract or MultiLender Swap Contract in the Selling System, Seller must complete the field titled “LLBUBD Option” on the Form 11, Mortgage Submission Schedule, indicating:

BU (Loan-level buyup)

BD (Loan-level buydown)

NA (Neither; loan-level buydown will not apply)

(iii)	If Seller elects to do a Loan-level buyup, Seller must specify in the field titled “LLBUBD Amount” on the Form 11 how much, in basis points, Seller wishes to buy up (increase) the Required Spread for each individual Mortgage allocated to that specific Guarantor or MultiLender Swap Contract.

If Seller elects to do a Loan-level buydown, Seller must specify in the field titled “LLBUBD Amount” on the Form 11 how much, in basis points, Seller wishes to buydown (decrease) the Required Spread for each individual Mortgage allocated to that specific Guarantor or MultiLender Swap Contract.

If Seller elects to do neither a Loan-level buyup or buydown (“NA”), then Seller may enter “0” in the LLBUBD Amount field or may leave the LLBUBD Amount field blank.

(iv)	The initial maximum buyup amount for fixed-rate (including Balloon/Reset) Mortgages sold under the fixed-rate Guarantor and MultiLender Swap Program under this Master Commitment through the Selling System is the lesser of:

•	25 basis points, or

•	the maximum buyup amount permitted by applicable pooling rule limitations for a PC Coupon.

Special Pricing Provisions

Provisions Relating to Loan-Level Buyup/Buydown

M10042083 — Attachment 2

Page 1 — 6/17/2010

(v)	The initial maximum buydown amount applicable to fixed-rate (including Balloon/Reset) Mortgages sold under the fixed-rate Guarantor and MultiLender Swap Program under this Master Commitment through the Selling System is 25 basis points.

(vi)	Seller may update the specified loan-level buyup or buydown amount, as applicable, on the Form 11 until the contract is in settlement locked status.

(vii)	For settlements during the term of this Master Commitment, Freddie Mac will email Seller the Loan-level buyup and buydown grids that will be applicable to Mortgages funding during the settlement month (the month in which the Mortgages will be sold to Freddie Mac).

(viii)	For Mortgages sold with Loan-level buyup/buydown, the amount paid by Freddie Mac or paid by Seller will be determined on a loan-by-loan basis using the applicable buyup or buydown grid.

(ix)	Seller must follow the Loan-level buyup and buydown instructions provided in the Selling System.

(x)	Mortgages sold under WAC ARM Contracts are not eligible for Loan-level buyup and buydown. Additionally, any provisions of the Guide to the contrary notwithstanding, Seller may not request contract-level buyup or buydown for Mortgages sold under the WAC ARM Guarantor program through the Selling System under this Master Commitment;

(b)	Freddie Mac’s Right to Change Maximum Buyup Amount. Freddie Mac reserves the right to change the maximum buyup amount at any time during the term of this Master Commitment upon written notice to Seller. Such written notice shall be provided in an amendment to this Master Commitment, unless the new maximum buyup amount(s) is provided pursuant to a related change to Seller’s Required Spread(s) pursuant to another specially negotiated pricing term included in this Master Commitment, in which event such notice may be provided electronically by email or by telephone with the new Required Spread(s) pursuant to that negotiated term; and

(c)	Freddie Mac’s Right to Modify this Provision. Freddie Mac may amend, supplement, revise or terminate any of the terms of this provision, in whole or in part, upon written notice to Seller during the term of this Master Commitment.

Special Pricing Provisions

Provisions Relating to Loan-Level Buyup/Buydown

M10042083 — Attachment 2

Page 2 — 6/17/2010